AGREEMENT AND PLAN OF MERGER

BETWEEN

COLOMBIA CLEAN POWER & FUELS, INC.

A NEVADA CORPORATION

AND

COLOMBIA ENERGY RESOURCES, INC.

A DELAWARE CORPORATION

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of the 7th day of October, 2011 is made by and between Colombia Clean Power & Fuels, Inc., a Nevada corporation (“CCPF”) and Colombia Energy Resources, Inc., a Delaware corporation (“Colombia Energy” also known as the “Surviving Entity”).

WITNESSETH

WHEREAS, the Board of Directors and shareholders of CCPF have deemed it advisable and in the best interests of the shareholders to change the domicile of CCPF from the State of Nevada to the State of Delaware and have incorporated Colombia Energy as a wholly owned subsidiary corporation in the State of Delaware for the purchase of merging CCPF into Colombia Energy; and

WHEREAS, the Board of Directors of Colombia Energy deems it advisable and in the best interests of Colombia Energy and its stockholders that CCPF be merged with and into Colombia Energy as permitted by Section 252 of the General Corporation Law of Delaware (the “Delaware Laws”) and the applicable laws of Nevada under and pursuant to the terms and conditions hereinafter set forth; and

WHEREAS, the Board of Directors of CCPF deems it advisable and in the best interests of CCPF and its stockholders that CCPF be merged with and into Colombia Energy as permitted by the Nevada Revised Statutes, 92A (the “Nevada Laws”) and the Delaware Laws under and pursuant to the terms and conditions hereinafter set forth; and

WHEREAS, immediately prior to the Effective Time (as hereinafter defined), CCPF shall have an authorized capitalization consisting of Common Stock, par value $.001 per share (the “CCPF Common Stock”), and Preferred Stock, par value $.001 per share, of which 3,800,000 have been designated as Series A Preferred Stock (the “CCPF Series A Preferred Stock”); and

WHEREAS, immediately prior to the Effective Time (as hereinafter defined), Colombia Energy shall have an authorized capitalization consisting of Common Stock, $.001 par value per share (the “Colombia Energy Common Stock”), and Preferred Stock, par value $.001 per share, of which 3,800,000 have been designated as Series A Preferred Stock (the “Colombia Energy Series A Preferred Stock”); and

WHEREAS, the stockholders and directors of CCPF and the stockholders and directors of Colombia Energy have duly approved this Agreement by written consent.

NOW THEREFORE, in consideration of the premises and the mutual agreements and covenants herein contained and in accordance with the applicable provisions of the Delaware Laws and the Nevada Laws, the parties hereto have agreed and covenanted, and do hereby agree and covenant as follows:

1.           Terms and Conditions of Merger. At the Effective time (as hereinafter defined), CCPF shall be merged with and into Colombia Energy pursuant to the provisions of the Delaware Laws (the “Merger”), and Colombia Energy shall be the Surviving Entity.

The date and hour on which the Merger occurs and becomes effective is hereinafter referred to as the “Effective Time”. The Merger shall be effective upon the effective date provided in the Certificate of Merger of Colombia Energy with the Secretary of State of Delaware pursuant to Section 252 of Delaware Laws and the simultaneous effective date provided in the Articles of Merger of the Surviving Entity with the Secretary of State of the State of Nevada pursuant to Section 92A.200 of Nevada Laws which shall take place as soon as practicable following the filing of such documents and the approval of this Agreement by the stockholders and directors of Colombia Energy and the stockholders and directors of CCPF and compliance with Section 14(c) of the Securities Exchange Act of 1934, as amended.

2.           Name, Charter, Bylaws, Directors and Officers. From and after the Effective Time:

2.1        The name of the Surviving Entity shall be: Colombia Energy Resources, Inc.

2.2        The current Certificate of Incorporation of Colombia Energy Resources, Inc. shall be the Certificate of Incorporation of the Surviving Entity.

2.3        The current Bylaws of Colombia Energy Resources, Inc. shall be the Bylaws of the Surviving Entity.

2.4        The directors and officers of Colombia Energy Resources, Inc. at the Effective Time shall be unchanged and remain the directors and officers from and after the Effective Time until the expiration of their current terms and until their successors are elected and qualify, or prior resignation, removal or death, subject to the Certificate of Incorporation and Bylaws of the Surviving Entity.

3.           Succession. On the Effective Date, Colombia Energy Resources, Inc. shall succeed CCPF in the manner and as more fully set forth in the Delaware Laws and specifically as follows:

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(a)        The separate corporate existence of CCPF shall cease, and the Surviving Entity shall possess all the rights, privileges, powers and franchises of a public and private nature and be subject to al the restrictions, liabilities and duties of CCPF;

(b)        All and singular rights, privileges, powers and franchises of CCPF and all property, real, personal and mixed, and all debts due to CCPF on whatever account, as well as for share and note subscriptions and all other things in action or belonging to CCPF shall be vested in the Surviving Entity;

(c)        All property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Entity as they were of CCPF, and the title to any real estate vested by deed or otherwise, under the laws of the State of Delaware or the State of Nevada, or of any of the other states of the United States, in CCPF shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of CCPF shall be preserved unimpaired;

(d)        All debts, liabilities and duties of CCPF shall thenceforth attach to the Surviving Entity and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it;

(e)        All corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of CCPF, its stockholders, Board of Directors and committees thereof, officers and agents which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, agreements, arrangements, approvals and authorizations of the Surviving Entity and shall be as effective and binding thereon as the same were with respect to CCPF; and

(f)        At the Effective Time of the Merger, each employee benefit plan, incentive compensation plan and other similar plans to which CCPF is then a party shall be assumed by, and continue to be the plan of, the Surviving Entity. To the extent any employee benefit plan, incentive compensation plan or other similar plan of CCPF provides for the issuance or purchase of, or otherwise relates to, CCPF stock, after the Effective Time of the Merger such plan shall be deemed to provide for the issuance or purchase of, or otherwise relate to, Surviving Entity stock.

4.           Further Assurances. From time to time, when and as required by Colombia Energy Resources, Inc. or its successors and assign, there shall be executed and delivered on behalf of CCPF such deeds and other instruments, and there shall be taken or caused to be taken by or on behalf of CCPF such further and other action, as shall be appropriate or necessary to vest, perfect or confirm, of record or otherwise in Colombia Energy Resources, Inc., the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of CCPF, and otherwise to carry out the purposes of this Agreement, and the officers and the directors of Colombia Energy Resources, Inc. are fully authorized by and on behalf of CCPF to take any and all such action to execute and deliver any and all such deeds and other instruments.

5.           Stock and Stock Certificates. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof;

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(a)        Each share of CCPF Common Stock and CCPF Series A Preferred Stock outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, be converted share for share, into fully-paid and non-assessable shares of the Surviving Entity as of the Effective Time.

(b)        As of the Effective Time, all of the outstanding shares of Colombia Energy Common Stock which shares are held by CCPF shall be redeemed by the Surviving Entity for the sum of one dollar ($1.00) and such redeemed shares shall be cancelled and returned to the status of authorized and unissued shares of the Surviving Entity. None of such redeemed shares shall be retained by the Surviving Entity as treasury shares.

(c)        Each share of CCPF Common Stock, if any, held in treasury immediately prior to the Effective Time shall be cancelled and no shares of other securities of the Surviving Entity shall be issued in respect thereof.

(d)        All of the options and warrants to acquire, or instruments convertible into, shares of CCPF Common Stock or shares of CCPF Series A Preferred Stock held by any person shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted, share for share, into options and warrants, or convertible instruments, respectively, of the Surviving Entity.

(e)        From and after the Effective Time, all of the outstanding certificates which immediately prior to the Effective Time represented shares of CCPF Common Stock or CCPF Series A Preferred Stock shall be deemed for all purposes to evidence ownership of, and to represent, shares of Colombia Energy Common Stock or Colombia Energy Series A Preferred Stock into which such shares have been converted as herein provided. The registered owner on the books and records of CCPF of any such outstanding stock certificates shall, until such certificates shall have been surrendered for transfer or otherwise accounted for to the Surviving Entity, have and be able to exercise any voting and other rights with respect to and receive any dividend or other distributions upon the Colombia Energy Common Stock or Colombia Energy Series A Preferred Stock evidenced by such outstanding certificates as provided.

6.           Amendment and Termination. Subject to applicable law, this Agreement may be amended by written agreement of the parties hereto at any time prior to the Effective Time. Subject to applicable law, this Agreement may be terminated by the Board of Directors of Colombia Energy Resources, Inc. or the Board of Directors of the CCPF at any time prior to the Effective Time.

7.           Miscellaneous. For the convenience of the parties and to facilitate any filing and recording of this Agreement, any number of counterparts hereof may be executed each of which shall be deemed to be an original of this Agreement but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties to this Agreement, pursuant to the approval and authority duly given by resolutions adopted by their respective Board of Directors have caused this Agreement to be executed by the Chief Executive Officer as of the day and year first above written.

SURVIVING COMPANY:	Colombia Energy Resources, Inc.

	By:	/s/ Ronald G. Stovash
Ronald G. Stovash, Chief Executive Officer

CCPF:	Colombia Clean Power & Fuels, Inc.

	By:	/s/ Ronald G. Stovash
Ronald G. Stovash, Chief Executive Officer

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